[ALLBRIGHT LAW OFFICES LETTERHEAD]

January 26, 2011

Peng Xiang Peng Fei Investments Limited
P.O.Box 957, Offshore Incorporation Centre
Road Town, Tortola
British Virgin Islands

Re: Corporate structures and related issues of Jinduren Company and its affiliates

Dear Sir/Madam:

We are a firm of lawyers qualified to practice and practicing in the People's Republic of China (the "PRC") and have acted as Chinese Legal Counsel to Peng Xiang Peng Fei Investments Limited, a company incorporated under the laws of British Virgin Islands ("BVI Company"); and its affiliates, Korea Jinduren (Int'l) Dress Limited, a company incorporated under the laws of Hong Kong ("HK Company"), and Jinjiang Yinglin Jinduren Dress Co., Ltd., a limited company incorporated under the laws of China ("Jinduren Company") (collectively "Jinduren Companies"). We have been requested by the aforesaid companies to give an opinion in respect of the legality of their ownership structure.

For the purpose of giving this opinion, we have examined the following documents ("the Documents"):

(a) A copy of Jinduren Companies' latest Business Licenses;

(b) A copy of Jinduren Companies' Articles of Association;

(c) A copy of the Contractual Arrangements as described in Section B hereunder; and

(d) The public records of Jinduren Company on file and available for inspection at Companies Registry of PRC, Jinjiang City Administration for Industry and Commerce prior to on January 12, 2009.

We have reviewed the copies of Articles of Association of Jinduren Companies, and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

A company search conducted in the Companies Registry of PRC is limited in respect to the information it produces. Further, a company search does not determine conclusively whether or not an order has been made or a resolution has been passed for the winding up of a company or for the appointment of a liquidator or other person to control the assets of a company, as notice of such matters might not be filed immediately and, once filed, might not appear immediately on a company's public file. Moreover, a company search carried out in PRC is unlikely to reveal any information as to any such procedure initiated by the company in any other jurisdiction.

For the purpose of this opinion we have assumed:

(a)	the genuineness of all signatures and seals, the conformity to originals of all documents purporting to be copies of originals and the authenticity of the originals of such documents;

(b)	all the obligations under the Documents of each party to it other than the Company are legal, valid and binding on that party in accordance with its terms;

(c)
the due compliance with all matters (including, without limitation, the obtaining of necessary consents, licenses and approvals, and the making of necessary fillings and registrations) required under any laws other than the laws of PRC and compliance with the provisions of such laws as are applicable to the Documents and the parties thereto and the legality, validity and enforceability of the Documents under such laws;

(d)
that such of the documents as contain resolutions of directors and members, respectively, or extracts of minutes of meetings of the directors and meetings of the members, respectively accurately and genuinely represent proceedings of meetings of the directors and of meetings of members, respectively, of which adequate notice was either given or waived, and any necessary quorum present throughout;

(e)	the accuracy and completeness of all factual representations (if any) made in the Documents;

(f)	that insofar as any obligation under the Documents is to be performed in any jurisdiction outside PRC its performance will not be illegal or unenforceable by virtue of the law of that jurisdiction;

(g)
that the information disclosed by the company searches referred to above is accurate and complete as at the time of this opinion and conforms to records maintained by the Company and that, in the case of the company search, the search did not fail to disclose any information which had been filed with or delivered to the Companies Registry but had not been processed at the time when the search was conducted; and

(h)	that there has been no change in the information contained in the latest Annual Return of the Company made up to the issuance of this opinion.

We have made no investigation on and expressed no opinion in relation to the laws of any country or territory other than PRC. This opinion is limited to and is given on the basis of the current law and practice in the PRC and is to be construed in accordance with, and is governed by, the laws of PRC.

Based upon and subject to the foregoing and further subject to the qualifications set forth below, we are of the opinion that as at the date hereof:

A. Corporate structure: (Exhibit One)

I. BVI Company (Exhibit Two)

Peng Xiang Peng Fei Investments Limited ("BVI Company") was established on April 30, 2008 under the laws of British Virgin Islands, with its BVI Company Number of 1479383, as well as its registered address of P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands.

Since its incorporation, Mr. WU Qingqing, a citizen of Philippine, has been serving as the director of the BVI Company.

The shareholders listed in Part A of Exhibit Three collectively own 100% of BVI Company.

Bestgrain Limited ("Bestgrain"), which was incorporated under laws of British Virgin Islands on November 28, 2008, with its registration number of 1512035, currently owns 65.91 % ofBVI Company (Part B of Exhibit Three).

Mr. WU Qingqing owns 100% of Bestgrain and has been serving as the director of Bestgrain since its incorporation.

II. HK Company (Exhibit Four)

Korea Jinduren (Int'l) Dress Limited ("HK Company") was incorporated on January 5, 2005 under the laws of Hong Kong, with its registration number of 943444. Its registered address is Flat/RM A, 18/F Man Hing Commercial Building, 79-83 Queen's Road Central, Central, Hong Kong.

At the date of its incorporation, WU Qingqing and LIN Lileng owned 70% and 30% of HK Company, respectively.

On September 22, 2008, WU Qingqing and LIN Lileng transferred 100% of HK Company to BVI Company, which owns 100% of the HK Company as of the date of issuance of this Opinion.

Since its incorporation, WU Qingqing and LIN Lileng have been serving as the directors of HK Company.

III. Jinduren Company (Exhibit Five)

Jinjiang Yinglin Jinduren Dress Co., Ltd., also known as Korea Jinduren International Fashion Co., Ltd. ("Jinduren Company") was incorporated on January 19, 2002 under the laws of China, with its current registration number of 350582100033719, and its registered address of No. 68 Ying Lin Dong PuMianQian Xi, Jinjiang City, Fujian Province, China.

The registered capital of Jinduren Company is RMB 10,000,000.

Mr. WU Qingqing and Mr. WU Zhifan hold 65.91% and 34.09% of equities of Jinduren Company, respectively. Both of them have paid off the registered capital.

The current board of directors of the Jinduren Company (the "Board") consists of three members: WU Qingqing, WU Zhifan and WU Yuzhen. WU Qingqing is the Chairman of the Board.

B. Contractual Arrangements (Exhibit Six)

On December 28, 2005, Jinduren Company and its shareholders entered into a set of contractual arrangements (the "Contractual Arrangement") with HK Company, which was effective on January 1, 2006. The relationships between Jinduren Company and its shareholders, on the one hand, and HK Company on the other hand, are governed by the Contractual Arrangements.

The "Contractual Arrangements" are comprised of a series of agreements, including: (1) a Consulting Services Agreement, through which HK Company has the right to advise, consult, manage and operate Jinduren Company (the "Operating Company"), and collect and own all of the net profits of the Operating Company; (2) an Operating Agreement, through which HK Company has the right to recommend director candidates and appoint the senior executives of the Operating Company, approve any transactions that may materially affect the assets, liabilities, rights or operations of the Operating Company, and guarantee the contractual performance by the Operating Company of any agreements with third parties, in exchange for a pledge by the Operating Company of its accounts receivable and assets; (3) a Proxy Agreement, under which the shareholders of the Operating Company have vested their voting control over the Operating Company to HK Company and will only transfer their equity interests in the Operating Company to HK Company or its designee(s); (4) an Option Agreement, under which the shareholders of the Operating Company have granted HK Company the irrevocable right and option to acquire all of its equity interests in the Operating Company, or, alternatively, all of the assets of the Operating Company; and (5) an Equity Pledge Agreement, under which the shareholders of the Operating Company have pledged all of their rights, title and interest in the Operating Company to HK Company to guarantee the Operating Company's performance of its obligations under the Consulting Services Agreement.

C.Conclusion

BVI Company is a business entity duly incorporated and validly existing under the laws of the British Virgin Islands. HK Company is a business entity duly incorporated and validly existing under the laws of Hong Kong. Jinduren Company has been duly established and validly existing under the laws of the PRC.

Each of BVI Company, HK Company and Jinduren Company has been in good standing under the respective laws of its place or incorporation or establishment. Each of these companies has the requisite corporate power to own, lease and operate its properties and to conduct its business.

The execution, delivery and performance of the aforesaid Contractual Arrangements, by HK Company, Jinduren Company and its shareholders, and the consummation of the transactions contemplated thereby (a) do not and will not result in a violation of, or constitute a default under (i) each of the organizational or governing documents of HK Company and Jinduren Company, (ii) any other agreement, note, lease, mortgage, deed or other instrument to which either HK Company or Jinduren Company is a party or by which either company is bound or affected or (iii) any applicable law, rule or regulation of the PRC, and (b) do not and will not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant to the Contractual Arrangements) upon or with respect to the respective properties under the organizational or governing documents of HK Company or Jinduren Company. The execution and delivery of the Contractual Arrangements will not result in a violation of, or constitute a default under, nor will it affect the validity or enforceability of, the Contractual Arrangements.

No authorization, approval, consent, filing or other order of any PRC governmental body, regulatory agency, self-regulatory organization or stock exchange or market, court or, any third party, is required to be obtained by HK Company or Jinduren Company to enter into and perform its respectively obligations under the Contractual Arrangements, or for the exercise of any rights and remedies under any of the Contractual Arrangements.

The Contractual Arrangements constitute binding obligations of the parties to such agreements. The Contractual Arrangements, and the rights and obligations of the parties thereto, are enforceable and valid under the laws of China.

D. Certain Limitations and Qualifications

This opinion expressed above is based on documents furnished by Jinduren Companies and our interpretation of applicable Chinese laws and regulations which in our experience are applicable. We note, however, that the laws and the regulations in China have been subject to substantial and frequent revision in recent years. We cannot assure that any future interpretations of Chinese laws and regulations by relevant authorities, administrative pronouncements, or court decisions, or future positions taken by these authorities would not adversely impact or affect the opinions set forth in this letter.

Sincerely yours,
AllBright Law Offices

/s/ Steve Zhu

Steve Zhu
Attorney at Law/Senior Partner
Direct line: (021)-61059116

Exhibit One

CHART FOR CORPORATE STRUCTURE

Exhibit Two

CHARTER DOCUMENTS OF PENG XIANG PENG FEI INVESTMENTS
LIMITED

CERTIFICATE OF INCORPORATION
REGISTER OF MEMBERS
REGISTER OF DIRECTORS

Exhibit Three

Part A

SHAREHOLDERS OF BVI COMPANY

NAME OF SHAREHOLDER	Amount of Shares	Ratio
Bestgrain Limited	6591	65.91%
Keencharm Limited	350	3.5%
Orient Time Limited	350	3.5%
Mighty Swim Limited	400	4%
Righteast Limited	400	4%
Flying Good Limited	400	4%
Goldup Holdings Limited	400	4%
Lofty Time Limited	409	4.09%
Ellenica Limited	500	5%
Key Role Consultants Limited	200	2%

Part B

CHARTER DOCUMENTS OF BESTGRAIN LIMITED

CERTIFICATE OF INCORPORATION
REGISTER OF MEMBERS
REGISTER OF DIRECTORS

Exhibit Four

CHARTER DOCUMENTS OF KOREA JINDUREN (INT’L) DRESS
LIMITED

CERTIFICATE OF INCORPORATION
BUSINESS REGISTRATION CERTIFICATE
REGISTER OF MEMBERS
REGISTER OF DIRECTORS

Exhibit Five

CHARTER DOCUMENTS OF JINJIANG YINGLIN JINDUREN DRESS
    CO., LTD.

BUSINESS LICENSE

Exhibit Six

CONTRACUAL ARRANGMENTS

CONSULTING SERVICES AGREEMENT
OPERATING AGREEMENT
PROXY AGREEMENT
EQUITY PLEDGE AGREEMENT
OPTION AGREEMENT